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                          CERTIFICATE OF AMENDMENT TO
                          CERTIFICATE OF DESIGNATION
                                       OF
                             SERIES A PARTICIPATING
                           CUMULATIVE PREFERRED STOCK
                                       OF
                       KAUFMAN AND BROAD HOME CORPORATION


                         Pursuant to Section 151 of the
                         General Corporation Law of the
                               State of Delaware


         We, William R. Hollinger, Vice President, and Kimberly N. King, Corporate Secretary and Corporate Counsel, of Kaufman and Broad Home Corporation (the "Corporation"), organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Sections 103 and 151 thereof, DO HEREBY CERTIFY:

         FIRST, on January 11, 1989, pursuant to the authority conferred upon the Board of Directors by Article FOURTH of the Amended Certificate of Incorporation of the Corporation, the Board of Directors adopted resolutions authorizing the creation of a series of up to 1,600,000 shares of Preferred Stock designated as Series A Participating Cumulative Preferred Stock ("Preferred Stock").

         SECOND, on February 4, 1999, pursuant to the authority conferred upon the Board of Directors by Article FOURTH of the Amended Certificate of Incorporation of the Corporation and pursuant to Section 151(g) of the Delaware General Corporation Law, the Board of Directors of the Corporation adopted the following resolution:

         RESOLVED, that pursuant to the authority granted to this Board of Directors in accordance with the provisions of this corporation's certificate of incorporation, this Board of Directors hereby amends the Certificate of Designation of the Preferred Shares to amend the definition of "Rights Declaration Date" in Section 3, DIVIDENDS AND DISTRIBUTIONS, subsection (A), to mean March 5, 1999.

         THIRD, no shares of the Preferred Stock have been issued.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to Certificate of Designation to be signed in its name and on its behalf on this 17th day of February, 1999, which Certificate of Amendment to Certificate of Designation shall become effective March 5, 1999, by an officer of the Corporation who acknowledges that this Certificate of Amendment to Certificate of Designation is the act of the Corporation and that to the best of his knowledge, information and belief and under penalties for perjury, the facts

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contained in this Certificate of Amendment to Certificate of Designation with respect to authorization and approval thereof are true in all material respects.



                                 --------------------------------------
                                   William R. Hollinger
                                   Vice President and Controller


Attest:


------------------------------
Kimberly N. King
Corporate Secretary and
Corporate Counsel